Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Finisar Corporation 2005 Stock Incentive Plan and Finisar Corporation 401(k) Profit Sharing Plan of our reports dated August 16, 2019, with respect to the consolidated financial statements and schedule of II-VI Incorporated and Subsidiaries and the effectiveness of internal control over financial reporting of II-VI Incorporated and Subsidiaries included in its Annual Report (Form 10-K) for the year ended June 30, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

September 26, 2019